CODE OF ETHICS
(Personal Securities Transactions)

A. Statement of General Principles

The management of Wright Investors' Service, Inc. ("Wright") is committed to the principles of integrity, honesty and trust in all of its business transactions, and expects all of its employees to live up to these ideals. All employees shall have the duty at all times to place the interests of the shareholders of mutual funds (the "Funds") managed by Wright and Wright's other clients first, and may not in any respect take advantage of client transactions. It is essential that we avoid not only actual conflicts, but also any appearance of conflicts of interest and any abuse of an individual's position of trust and responsibility. No code of ethics can cover every possible circumstance, and an individual's conduct must depend ultimately upon his/her sense of fiduciary obligation to the Funds and Wright's direct advisory clients.

This Code of Ethics ("Code") supersedes Wright's prior code of ethics and Statement of Policy. The management of Wright believes that this Code meets current requirements of the Securities and Exchange Commission ("SEC") and is appropriate and desirable for the company. All requests and reports provided to anyone pursuant to this Code shall be treated as confidential, but are subject to review as provided herein and by representatives of the SEC.

B. Definitions
Access Persons

The term Access Person is defined as:

(i) any officer or director of Wright;

(ii) any full-time or part-time employee of Wright who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a security by a registered investment company, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

(iii) any natural person in a control relationship to Wright who obtains information concerning recommendations regarding the purchase or sale of a security for a Wright-managed mutual fund.

The current positions at Wright deemed to be "Access Persons" are: directors, officers, trading department personnel, analysts and others involved in making recommendations to portfolio managers, and any employee who has direct contact with Wright's clients and/or receives advance notice from Wright's Investment Committee of contemplated portfolio transactions. All other employees are deemed to be Non-Access Persons. The Chief Compliance Officer ("CCO") is responsible for notifying employees of their status.

Beneficial Ownership

Under current SEC interpretations, Beneficial Ownership includes securities accounts of a spouse, minor children and relatives resident in the employee's home, as well as accounts of another person if by reason of any contract, understanding, relationship, agreement or other arrangement the employee obtains therefrom benefits substantially equivalent to those of ownership.

When an employee has a substantial measure of influence or control over an account, but not direct or indirect beneficial ownership (as for example when the employee serves as executor or trustee for someone outside his immediate family, or manages or helps to manage a charitable account), such account shall not be subject to this Code, but in all transactions involving any such account the employee will be expected to conform to the spirit of these rules and specifically avoid any activity that conflicts or might appear to conflict with the best interests of Wright's clients.

Securities

In general, this Code employs the term "securities" to mean shares of any publicly-traded company, including puts, calls, options and warrants for such securities, exchange-traded funds, hedge funds and other direct placement products, as well as closed-end and open-end Wright-managed mutual funds. The term securities does not include direct obligations of the US Government, bank certificates of deposit, money market funds, commercial paper, other high quality short-term debt instruments and non-Wright managed open-end mutual funds.

Short-term Debt Instruments

The SEC has defined high quality short-term debt instrument as "any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but of comparable quality."

C. Compliance Procedures for All Employees including Access Persons

1. General Responsibilities. All directors, officers and employees of Wright must (i) conduct themselves with integrity and dignity; (ii) act in a thoroughly ethical manner in dealings with clients, the public and fellow employees; (iii) comply with all applicable securities laws; and (iv) report any violations of this Code to the CCO. The CCO shall hold the name of the reporting person in strict confidence and shall investigate any purported violation.

2. Disclosure of Personal Holdings.  The CCO shall review and explain this Code to new employees within five business days after the date of employment. As a condition to employment, each newly-hired person must, within 10 days of beginning employment at Wright, (i) make full disclosure of any brokerage account and all publicly-traded securities beneficially owned by the employee or members of the employee's immediate family; (ii) agree to comply with Wright's written policies restricting personal trading and prohibiting insider trading; and (iii) provide a written acknowledgment of receipt of such policies. The disclosure must be made on a form provided by Wright or through actual statements of holdings and must be current as of a date no more than 45 days prior to the employee's first day at Wright. It is not necessary to report transactions effected pursuant to an automatic reinvestment plan.

3. Preclearance. No employee may buy or sell shares of any security without the prior approval of the Chief Executive Officer ("CEO") or a Chief Investment Officer ("CIO") of Wright. The CEO or CIO must seek prior approval from one of the other authorized parties prior to the purchase or sale of any security. Any such approval will only be given in accordance with the provisions of Paragraph F, "Guidelines for Approval of Securities Transactions." The approval will remain valid for three trading days. Employees who receive approvals for trades must have the broker send a copy of the confirmation to the CCO or provide a printed out confirmation. In seeking preclearance for a transaction, a Product Manager must also indicate whether the security to be purchased or sold for his/her personal account is also held in any of the products managed for Wright by such Product Manager.

Please note that preclearance need not be sought for the purchase or sale of shares of any non-Wright managed mutual funds by an employee. However, all employees must provide promptly a copy of each confirmation or a print-out of an on-line transaction.

An employee's spouse need not (i) obtain preclearance for mutual fund transactions, (ii) provide confirmations for such transactions, or (iii) provide quarterly statements, provided that the only securities held in the account are non-Wright managed mutual funds.

4. Broker-Dealer Reports. All Access Persons shall cause each broker-dealer at which they have an account to send a copy of all quarterly and annual account statements to the CCO or personally provide quarterly and annual account statements to the CCO. The same requirement is applicable for a brokerage account held by a member of the Access Person's household, if such account holds any securities other than mutual funds.

5. Annual Certification of Compliance. Within thirty days after the end of each calendar year, all employees shall certify annually that they (i) have read and understand this Code, including amendments, if any; (ii) recognize that they are subject thereto; and (iii) have complied with its requirements, including any necessary preclearance.

6. Gifts. No employee shall accept gifts of a value in excess of $100 from any person or entity that does business with or on behalf of a Wright Fund or a direct advisory account without prior approval of the CEO.

7. Service as a Director. No employee shall serve on the board of directors of a publicly traded company, absent prior authorization based upon a determination by the CEO that the board service would be consistent with the interests of the Funds and their shareholders who may have an investment in such public company. In the relatively small number of instances in which board service may be authorized, Access Persons serving as directors of any such company should be isolated from those making investment decisions through written procedures applicable to the person's position in Wright.

8. By-law Provision. The by-laws of the Wright Funds generally provide that a Wright Fund shall not purchase or retain in its portfolio any securities issued by an issuer any of whose officers, directors or security holders is an officer or director of the Fund, or is an officer or director of the investment adviser of the Fund, if after the purchase of the securities of such issuer by the Fund one or more of such persons owns beneficially more than 1/2 of 1% of the shares or securities, or both, of such issuer, and such persons owning more than 1/2 of 1% of such shares or securities together own beneficially more than 5% of such shares or securities, or both. In view of the foregoing, and to avoid any possibility of an inadvertent violation of this by-law provision, no approval will be given that would result in an employee's holdings exceeding 1/2 of 1% of the shares or securities of any publicly-owned issuer. Any request for prior approval of a trade in this type of security must state whether this provision applies.

9. Sanctions. Careful adherence to this Code is one of the basic conditions of employment of every employee. Any employee violating any provision of this Code, including the Compliance Procedures, may be subject to sanction, including but not limited to suspension or termination of employment, censure or disgorgement of profits, at the determination of the CEO.

D. Additional Compliance Procedures for Access Persons

1. Quarterly Report of Transactions. Each Access Person must file every quarter with the CCO a report of all transactions in securities. Transactions encompass sales, purchases and other acquisitions or dispositions, including gifts and exercise of conversion rights or subscription rights. In lieu of completing the form by hand, the Access Person may attach to the signed and dated form a brokerage report showing all transactions for the relevant quarter. In addition, if the Access Person established a securities account during the quarter, the report must disclose the name of the broker, dealer or bank with whom the account is established and the date the account was established. The report must be filed with the CCO even if there were no reportable transactions during the prior calendar quarter, in which case the employee should circle on the form the item stating there were no such transactions. The report is due within thirty days after the end of each calendar quarter. Failure to submit the report in a timely manner is a violation of SEC regulations and this Code, and may be a cause for sanctions.

2. Annual Disclosure. As part of the annual certification of compliance (see Paragraph C-5, above), all Access Persons shall submit to the CCO a list of all securities in which the Access Person has any ownership interest, including any beneficial ownership. Such report must be submitted within thirty days of the end of the calendar year.

3. Additional Responsibility of Product Managers. Each Product Manager who makes a recommendation as to whether a security shall be purchased, sold or held in the account of a Fund or a Wright client shall fully apprise the CEO or CCO of any direct or indirect beneficial ownership the Product Manager has in such security and whether there has been any transaction in such security within the last seven days in his or her brokerage account(s).

4. Exceptions from Reporting Requirements. Consistent with Rule 17j-1(d)(2)(i) of the Investment Company Act of 1940 and Rule 204A-1(b)(3)(i) of the Investment Advisers Act of 1940, transactions and reports that occur in accounts over which an Access Person has no direct or indirect influence or control are exempt from the reporting requirements. Such Access Person must sign a document stating that he or she has no direct or indirect influence or control over the accounts. If the Access Person regains any influence or control over the account, the Access Person must notify the CCO and will be required to follow all relevant sections of this Code.

E. Monitoring, Reporting and Disclosure

1. Monitoring of Compliance. On an on-going basis, the Accounting Department shall review confirmations for compliance with the three-day preapproval period in Paragraph C.3, above. The Accounting Department shall maintain a spread sheet and shall enter on it both the date of the preclearance (if required) and the date of the trade as reported on the confirmation. Any violations of the three-day rule or the rule requiring preclearance shall be reported immediately to the CCO. Within forty-five days after the end of each quarter, the Accounting Department shall review the Quarterly and Annual Reports for reconciliation with the Initial Disclosure, Annual Disclosure, and the Preclearance Approvals given in the same quarter or year, as applicable. The Accounting Department will investigate all apparent violations of this Code and will prepare a report for the CCO.

2. Review by the Board of Trustees. No less than once each year, Wright shall prepare and submit a written report to the Trustees of the Funds that:

(i) describes any issues arising under this Code since the last report to the Board of Trustees, including, but not limited to, information about material violations of the Code or procedures, and sanctions imposed in response to the material violations;

(ii) describes any waivers that might be important to the Board of Trustees that were  granted during the period; and

(iii) certifies that Wright has adopted procedures reasonably necessary to prevent violations of this Code.

If there have been any material changes to the Code, Wright shall submit such changes to the Trustees at the next meeting of the Board.

The Trustees shall review any violations of the Code specified in the annual report and any recommended changes in existing restrictions and procedures. The Trustees shall then take such action, if any, as they may deem appropriate.

3. Additional Disclosure. The Code shall be filed with the SEC as an exhibit to the registration statement of each Wright-managed mutual fund. There will be disclosure in Wright's Form ADV Part II and in the Funds' prospectuses or their statements of additional information that (i) Wright has a code of ethics; (ii) that, subject to certain restrictions, personnel of Wright are permitted to invest in securities for their own accounts; and (iii) that the Code is on public file, and available upon request from Wright or the SEC.

F. Guidelines for Approval of Securities Transactions

1. Initial Public Offerings. Generally no approval will be given for any employee to purchase securities of a publicly owned corporation that is making an initial public offering, except in connection with the exercise of rights issued in respect of securities such employee owns. The reason for this rule is that it precludes the appearance that an employee has used our clients' market stature as a means of obtaining for himself or herself "hot" issues that would otherwise not be offered to him or her. Any realization of short-term profits may create at least the appearance that an investment opportunity that should have been available to a direct advisory account or a Fund account was diverted to the personal benefit of an employee.

2. Limited Offerings. Any prior approval of an acquisition of securities in a limited offering (such as a private placement) will take into account, among other factors, whether the investment opportunity should be reserved for a Fund and its shareholders or other client, and whether the opportunity is being offered to an individual by virtue of his or her position with Wright.

3. Blackout Periods. No employee shall be authorized to exercise a securities transaction within seven calendar days before or after a direct advisory account or a Fund in the Wright complex has a pending "buy" or "sell" order in that same security.

4. Short Sales and Naked Options. Usually no approval will be given for short sales. Also prohibited are buying, selling or exercising put or call options or combinations thereof of securities held by a Fund or other advisory client or being considered for purchase for them. It should be noted, for example, that an exercise of a naked option or the covering of a short sale could conflict with current trading for clients. However, where any such option is held by a member of an employee's family, approval may be given provided there is no conflict with the interests of the Funds or other Wright clients.

5. Covered call transactions are permitted but require the same approvals as purchase and sale transactions and are covered by the short-term trading profit rules of paragraph 6.

6. Short-Term Trading Profits. Short-term trading, i.e., profiting in the purchase and sale or sale and purchase of the same (or equivalent) securities within 60 calendar days, is strongly discouraged and approval will generally not be given. The management of Wright believes that short-term trading by employees may increase the risk of conflicts of interest, affect an individual's investment judgment, and in some instances divert an individual's attention from the best interests of the Funds and other Wright clients. Where one or both sides of a short-term trade have not been precleared, there is presumably already a violation and the whole matter should be handled under the Sanctions section of this Code, with disgorgement of profits being only one alternative available to the CEO. Since preclearance is not required for mutual fund transactions, it is the employee's responsibility to make sure such trades do not violate the 60-day rule.

With regard to transactions in Wright's 401(k) plan, please take note: (i) infrequent allocation changes pursuant to an employee's regular contribution plan will not necessarily be considered a violation of the short-term trading prohibition of this Code; (ii) repetitive transfers in and out (or vice versa) of a mutual fund option in the plan may be a violation of this rule, as well as limitations detailed in the mutual fund's prospectus.

In any case, violations discovered by compliance reviews may result in sanctions.

7. Margin Accounts. Margin Accounts are absolutely prohibited and no approval will be given except when used to effect covered call transactions.

8. By-law Violation. No approval will be given which would result in an employee's holdings exceeding 1/2 of 1% of the securities of any publicly-owned issuer.

9. General Standards. In authorizing any transaction, the CEO or CIO may consider the extent to which the employee has access to pending investment decisions, the number of transactions already approved for such employee within the past six months, whether the employee has made unreasonable use of Wright's resources during business hours in arriving at a personal investment decision, and any other factors that are, in the opinion of the CEO or CIO, pertinent to the matter. In the rare case where approval is given for a transaction involving an initial public offering or a limited offering, additional written disclosure will be required and will be maintained by the CCO.